                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______)(1)


                                 RESONATE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    76115Q104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      / /  Rule 13d-1(c)

      /X/  Rule 13d-1(d)



-------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 76115Q104                  13G                       Page 2 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KPCB JAVA FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB JAVA") 77-0432307

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0

     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                       1,923,729
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER                            0
    REPORTING
   PERSON WITH        ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                  1,923,729

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             1,923,729
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   7.0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 76115Q104                  13G                       Page 3 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
           ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              3,057,937 shares of which 1,923,729 shares are
       EACH                held directly by KPCB Java, 1,072,141 shares are
    REPORTING              held directly by Kleiner Perkins Caufield & Byers
   PERSON WITH             VIII, L.P., a California limited partnership
                           ("KPCB VIII"), and 62,067 shares are held
                           directly by KPCB VIII Founders Fund, L.P., a
                           California limited partnership ("KPCB VIII FF").
                           KPCB VIII Associates is the general partner of
                           the general partner of KPCB Java and the general
                           partner of KPCB VIII and KPCB VIII FF.
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER                             0
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           3,057,937 shares of which 1,923,729 shares are
                           held directly by KPCB Java, 1,072,141 shares are
                           held directly by KPCB VIII, and 62,067 shares are held directly by KPCB VIII FF. KPCB VIII
                           Associates is the general partner of the general partner of KPCB Java and the general partner of
                           KPCB VIII and KPCB VIII FF.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             3,057,937
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES                                            / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  11.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 76115Q104                  13G                       Page 4 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           RUSSELL L. SIEGELMAN
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
                      ----------------------------------------------------------
                      6    SHARED VOTING POWER

                           3,136,345 shares of which 1,923,729 shares are
                           held directly by KPCB Java, 1,072,141 shares are
                           held directly by KPCB VIII, 62,067 shares are held
                           directly by KPCB VIII FF, and 78,408 shares are
                           held directly by KPCB Information Sciences
                           Zaibatsu Fund II, L.P., a California limited
                           partnership ("KPCB ZF II"). KPCB VIII Associates
                           is the general partner of the general partner of
                           KPCB Java and the general partner of KPCB VIII and
                           KPCB VIII FF. KPCB VII Associates is the general
       NUMBER OF           partner of KPCB ZF II. Mr. Siegelman is a limited
        SHARES             partner of KPCB VIII Associates and KPCB VII
     BENEFICIALLY          Associates. Mr. Siegelman disclaims beneficial
       OWNED BY            ownership of the shares held directly by KPCB
         EACH              Java, KPCB VIII, KPCB VIII FF and KPCB ZF II.
      REPORTING       ----------------------------------------------------------
     PERSON WITH      7    SOLE DISPOSITIVE POWER                            0
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           3,136,345 shares of which 1,923,729 shares are
                           held directly by KPCB Java, 1,072,141 shares are
                           held directly by KPCB VIII, 62,067 shares are held directly by KPCB VIII FF, and 78,408 shares are held directly by KPCB ZF II. KPCB VIII Associates
                           is the general partner of the general partner of
                           KPCB Java and the general partner of KPCB VIII and KPCB VIII FF. KPCB VII Associates is the general partner of KPCB ZF II. Mr. Siegelman is a limited partner of KPCB VIII Associates and KPCB VII Associates. Mr. Siegelman disclaims beneficial ownership of the shares held directly by KPCB
                           Java, KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             3,136,345
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  11.4%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 5 of 7 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Resonate, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     385 Moffett Park Drive, Suite 205
                     Sunnyvale, CA 94089

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Siegelman, a limited general partner of KPCB VIII Associates and KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen.
                     KPCB VIII Associates is the general partner of the general partner of KPCB Java and the general partner of KPCB VIII and KPCB VIII FF. KPCB VII Associates is the general partner of KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     76115Q104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB Java, KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of Resonate, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable


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                                                               Page 6 of 7 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 13, 2001

RUSSELL L. SIEGELMAN                       KPCB VIII ASSOCIATES, L.P., A
                                           CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry          Signature:  /s/  Brook H. Byers
            -----------------------                    -------------------------
            Michael S. Curry                           Brook H. Byers
            Attorney-in-Fact                           A General Partner

                                           KPCB JAVA FUND, L.P., A CALIFORNIA
                                           LIMITED PARTNERSHIP

                                           By:   KPCB VIII Associates, L.P., a
                                                 California Limited Partnership,
                                                 its General Partner



                                           Signature:  /s/  Brook H. Byers
                                                       -------------------------
                                                       Brook H. Byers
                                                       A General Partner



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                                                               Page 7 of 7 Pages



                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Resonate, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:      February 13, 2001

RUSSELL L. SIEGELMAN                     KPCB VIII ASSOCIATES, L.P., A
                                         CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry        Signature:  /s/  Brook H. Byers
            -----------------------                  -------------------------
            Michael S. Curry                         Brook H. Byers
            Attorney-in-Fact                         A General Partner

                                         KPCB JAVA FUND, L.P., A  CALIFORNIA
                                         LIMITED PARTNERSHIP

                                         By:   KPCB VIII Associates, L.P., a
                                               California Limited Partnership,
                                               its General Partner



                                         Signature:  /s/  Brook H. Byers
                                                     -------------------------
                                                     Brook H. Byers
                                                     A General Partner